EQUITABLE HOLDINGS REPORTS FIRST QUARTER 2022 RESULTS
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•Strong net inflows of $12bn supporting AUM growth of 4% year-over-year

•Net income of $573m; Net income per share of $1.43

•Non-GAAP operating earnings1 of $548m, or $1.36 per share; adjusting for notable items2, Non-GAAP operating earnings of $615m, or $1.53 per share

•Fair value management supports capital return during volatile markets; including $461m in Q13

•Acquisition of CarVal Investors will expand AB’s Private Markets AUM to nearly $50bn4 and creates new growth opportunities to diversify and expand services to meet clients' evolving needs
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New York, NY, May 9, 2022 — Equitable Holdings, Inc. (“Equitable Holdings”, “Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the first quarter ended March 31, 2022.
“Our fair value economic approach and use of market interest rates have led to robust cash flows despite volatile markets and geopolitical conflict. We reported first quarter Non-GAAP operating earnings of $1.36 per share, up 1% year-over-year. Adjusting for notable items, Non-GAAP operating earnings were $1.53, up 13% year-over-year. Net inflows in the quarter were $12 billion, more than doubling year-over-year, driving our AUM to $856 billion. With our leading franchises in advice, retirement and asset management, we remain well-positioned to help address the growing demand to protect the financial future of Americans who are confronting greater economic uncertainty,” said Mark Pearson, President and Chief Executive Officer.

Mr. Pearson continued, "During the quarter our subsidiary AllianceBernstein announced an agreement to acquire CarVal Investors, which will bring its Private Markets platform to nearly $50 billion. This agreement is an example of the unique synergies between AllianceBernstein and Equitable, the two complementary and well-established companies of Equitable Holdings. Equitable has committed to deploy $10 billion in investment capital from its General Account towards AB's Private Markets platform. Of the commitment, $750 million will be allocated across targeted CarVal strategies, further improving Equitable's risk-adjusted return and strengthening AB's efforts to grow higher multiple, higher margin and capital light businesses."

1 This press release includes certain Non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.
2 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.
3 Includes $70 million of quarterly cash dividends, $279 million of first quarter 2022 share repurchases and an additional $112 million of fourth quarter 2021 accelerated repurchases.
4 Pro forma AUM of AB comprised of approximately $37.2 billion in fee-earning AUM and $12.0 billion in fee-eligible AUM. As of 12/31/2021.

Consolidated Results
	First Quarter
(in millions, except per share amounts or unless otherwise noted)	2022	2021
Total Assets Under Management (“AUM”, in billions)	$856	$822
Net income (loss) attributable to Holdings	573	(1,488)
Net income (loss) attributable to Holdings per common share	1.43	(3.46)
Non-GAAP operating earnings (loss)	548	600
Non-GAAP operating earnings (loss) per common share (“EPS”)	1.36	1.35
As of March 31, 2022, total AUM was $856 billion, a year-over-year increase of 4.1% driven by net inflows and market performance over the prior twelve months.
The Net income attributable to Holdings for the first quarter of 2022 was $573 million compared to Net loss of $1.5 billion in the first quarter of 2021 driven primarily by non-economic market impacts from hedging under U.S. GAAP accounting.

Non-GAAP operating earnings in the first quarter of 2022 was $548 million compared to $600 million in the first quarter of 2021. Excluding notable items5 of $67 million, first quarter 2022 Non-GAAP operating earnings were $615 million or $1.53 per share.

As of March 31, 2022, book value per common share, including accumulated other comprehensive income (“AOCI”), was $16.64. Book value per common share, excluding AOCI, was $21.29.
5 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Business Highlights

•Business segment highlights:
◦Individual Retirement (“IR”) reported first quarter net inflows of $52 million, the highest quarter since the IPO. The Structured Capital Strategies (“SCS”) buffered annuity product achieved its highest month of sales ever in March and $2 billion in first year premium for the quarter.
◦Group Retirement (“GR”) generated first quarter net inflows of $523 million primarily driven by secure income inflows associated with AB’s Lifetime Income product.
◦Investment Management and Research (AllianceBernstein or “AB”)6 reported another quarter of net inflows, over $11 billion in the quarter, with fee rate expansion of 1% and annualized organic growth of 6% year-over-year.
◦Protection Solutions (“PS”) gross written premiums up 36% year-over-year driven by shift to less interested-sensitive VUL; excess mortality continues to be within COVID guidance.
•Capital management program:
◦As part of the Company’s 2022 capital management program, we returned $461 million to shareholders including $70 million of quarterly cash dividends, $279 million of first quarter 2022 share repurchases and an additional $112 million of fourth quarter 2021 accelerated repurchases.
◦The Company intends to increase its quarterly cash dividend from $0.18 to $0.20 per share in the second quarter.7
◦The Company reported cash and liquid assets of $1.5 billion at Holdings, which remains above the $500 million minimum liquidity target.
◦Maintained c. 95% hedging effectiveness through volatile markets in the quarter.
•Delivering long-term shareholder value:
◦AllianceBernstein announced the acquisition of CarVal Investors, which will further enhance the Company’s differentiated business model. The transaction will expand AB’s higher-multiple private markets platform to nearly $50 billion8 in AUM and elevates AB into a leading private credit provider with direct origination capabilities.
◦The Company expects c. $1.6 billion of cash generation in 2022; a c. 30% increase since the IPO attributable to growth in asset and wealth management.
◦Continuing to deliver 8-10% annualized EPS growth supported by the Company’s General Account rebalancing efforts, realizing $118 million of $180 million incremental investment income target to date, and expense savings of $35 million, 44% of target.
6 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.
7 Any declaration of dividends will be at the discretion of the Board of Directors and will depend on our financial condition and other factors.
8 Pro forma AUM of AB comprised of approximately $37.2 billion in fee-earning AUM and $12.0 billion in fee-eligible AUM. As of 12/31/2021.

Business Segment Results

Individual Retirement

(in millions, unless otherwise noted)	Q1 2022	Q1 2021
Account value (in billions)	$106.4	$120.8
Segment net flows
Current Product Offering	665	559
Legacy (1)	(613)	(1,075)
Total segment net flows	52	(516)
Operating earnings (loss)	293	363
(1) Net flows of $(316) million not included Q1 2022 as it relates to AV ceded to Venerable.
•Account value decreased by 11.9% primarily due to $16.9 billion of AV ceded to Venerable, partially offset by strong new business growth and equity markets.
•Net inflows of $52 million increased compared to the first quarter of 2021 led by net inflows of $665 million from our current product offering of less capital-intensive products, which was partially offset outflows from the legacy VA block of $(613) million.
•Operating earnings decreased from $363 million in the prior year quarter to $293 million, primarily due to lower fee and net investment income associated with the Venerable transaction which was partially offset by higher GMxB margins and lower expenses.

•Operating earnings less notable items9 decreased from $367 million in the prior year quarter to $307 million. Notable items of $(14) million in the current period reflect higher net investment income from alternatives partially offsetting a deferred acquisition cost (“DAC”) update.

Group Retirement

(in millions, unless otherwise noted)	Q1 2022	Q1 2021
Account value (in billions)	$46.0	$44.3
Segment net flows	523	(36)
Operating earnings (loss)	150	151
•Account value increased by 4% driven primarily by equity market performance over the prior twelve months.
•Net flows of $523 million increased versus the prior year quarter primarily due to premiums attributable to an allocation from AB’s Lifetime Income product and net inflows in our tax-exempt market.
•Operating earnings decreased from $151 million to $150 million versus the prior year quarter, primarily due to higher amortization of DAC, partially offset by higher fee-type revenue and lower expenses.

9 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

•Operating earnings less notable items10 increased from $139 million in the prior year quarter to $149 million. Notable items of $1 million in the current period reflect higher net investment income from alternatives offsetting a DAC update.

Investment Management and Research

(in millions, unless otherwise noted)	Q1 2022	Q1 2021
Total AUM (in billions)	$735.4	$697.2
Segment net flows (in billions)	11.4	5.2
Operating earnings (loss)	136	121
•AUM increased by 5% due to equity market performance and net inflows over the prior twelve months.
•First quarter net flows of $11.4 billion were driven by strong net inflows in the Institutional and Private Wealth channels, including $12 billion in active net inflows.
•Operating earnings increased from $121 million to $136 million, primarily driven by higher base fees on higher average AUM and higher performance fees, partially offset by higher expenses.

Protection Solutions

(in millions)	Q1 2022	Q1 2021
Gross written premiums	$1,033	$762
Annualized premiums	77	69
Operating earnings (loss)	35	41
•Gross written premiums increased 36% versus the prior year quarter with continued success in our strategic shift to less interest-sensitive VUL accumulation products.
•Annualized premiums increased from $69 million to $77 million versus the prior year quarter primarily driven by year-over-year growth in our life business, up 14%.
•Operating earnings decreased from $41 million to $35 million versus the prior year quarter, primarily due to elevated mortality partially offset by higher fee-type revenue and net investment income.
•Operating earnings excluding notable items10 increased from $42 million in the prior year quarter to $96 million. Notable items of $(61) million in the current period related to higher net investment income from alternatives partially offsetting excess mortality and a DAC update. On a post-tax basis, net excess mortality was $61 million, within COVID guidance of a $30 million to $60 million operating earnings per 100 thousand US deaths.

10 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Corporate and Other (“C&O”)
Operating loss of $66 million in the first quarter improved compared to operating loss of $76 million in the prior year quarter, primarily driven by lower policy benefits and higher wealth management fee-type revenue. Operating loss excluding notable items11 decreased from $67 million in the prior year quarter to $73 million. Notable items of $7 million in the current period related to higher net investment income from alternatives.

11 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Exhibit 1: Notable Items

Notable items represent the impact on results from our annual actuarial assumption review, approximate impacts attributable to significant variances from the Company’s expectations, and other items that the Company believes may not be indicative of future performance. The Company chooses to highlight the impact of these items and Non-GAAP measures, less notable items to provide a better understanding of our results of operations in a given period. Certain figures may not sum due to rounding.
Impact of notable items by segment and Corporate & Other:

	Three Months Ended March 31,
(in millions)	2022	2021
Non-GAAP Operating Earnings	$548	$600
Adjustments related to notable items:
Individual Retirement	(14)	(4)
Group Retirement	1	12
Investment Management and Research	—	—
Protection Solutions	(61)	(0)
Corporate & Other	7	(10)
Notable items subtotal	(67)	(2)
Less: impact of actuarial assumption update	—	—
Non-GAAP operating earnings, less notable items	$615	$602

Impact of notable items by item category:

	Three Months Ended March 31,
(in millions)	2022	2021
Non-GAAP Operating Earnings	$548	$600
Pre-tax adjustments related to notable items:
Actuarial Updates/Reserve	(28)	(6)
Mortality	(74)	(58)
Expenses	—	—
Net Investment Income	24	57
Subtotal	(78)	(6)
Post-tax impact of notable items	(67)	(2)
Less: impact of actuarial assumption update	—	—
Non-GAAP operating earnings, less notable items	$615	$602

Impact of Notable Items by segment and corporate & other:

Three Months Ended March 31, 2022 ($m)	IR	GR	AB	PS	C&O	Consolidated
Non-GAAP Operating Earnings	293	150	136	35	(66)	548
Pre-tax adjustments related to Notable Items
Actuarial Updates/Reserve	(19)	(3)	—	(7)	—	(28)
Mortality	—	—	—	(74)	—	(74)
Expenses	—	—	—	—	—	—
Net Investment Income	6	6	—	8	4	24
Pre-tax Subtotal	(13)	3	—	(73)	4	(78)
Tax adjustment	(1)	(2)	—	12	2	11
Post-tax impact of Notable Items	(14)	1	—	(61)	7	(67)
Impact of Actuarial Assumption Update	—	—	—	—	—	—
Non-GAAP Operating Earnings, less Notable Items	307	149	136	96	(73)	615

Three Months Ended March 31, 2021 ($m)	IR	GR	AB	PS	C&O	Consolidated
Non-GAAP Operating Earnings	363	151	121	41	(76)	600
Pre-tax adjustments related to Notable Items
Actuarial Updates/Reserve	—	—	—	(6)	—	(6)
Mortality	(21)	—	—	(15)	(22)	(58)
Expenses	—	—	—	—	—	—
Net Investment Income	14	13	—	19	11	57
Pre-tax Subtotal	(7)	13	—	(1)	(11)	(6)
Tax adjustment	3	(2)	—	0	2	4
Post-tax impact of Notable Items	(4)	12	—	(0)	(10)	(2)
Impact of Actuarial Assumption Update	—	—	—	—	—	—
Non-GAAP Operating Earnings, less Notable Items	367	139	121	42	(67)	602

Earnings Conference Call
Equitable Holdings will host a conference call at 9 a.m. ET May 10, 2022 to discuss its full year and first quarter 2022 results. The conference call webcast, along with additional earnings materials will be accessible on the company’s investor relations website at ir.equitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software.

To register for the conference call, please use the following link:
EQH First Quarter 2022 Earnings Call

After registering, you will receive an email confirmation including dial in details and a unique conference call code for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

A webcast replay will be made available on the Equitable Holdings Investor Relations website at ir.equitableholdings.com.
About Equitable Holdings
Equitable Holdings, Inc. (NYSE: EQH) is a financial services holding company comprised of two complementary and well-established principal franchises, Equitable and AllianceBernstein. Founded in 1859, Equitable provides advice, protection and retirement strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets. Equitable Holdings has approximately 12,100 employees and financial professionals, $856 billion in assets under management (as of 3/31/2022) and more than 5 million client relationships globally.
Contacts:
Investor Relations
Işıl Müderrisoğlu
(212) 314-2476
IR@equitable.com

Media Relations
Todd Williamson
(212) 314-2010
mediarelations@equitable.com

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Equitable Holdings, Inc. (“Holdings”) and its consolidated subsidiaries. “We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including the impact of COVID-19 and related economic conditions, equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, protection of confidential customer information or proprietary business information, operational failures by us or our service providers, and catastrophic events, such as the outbreak of pandemic diseases including COVID-19; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults by third parties and affiliates and economic downturns, defaults and other events adversely affecting our investments; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, variations in statutory capital requirements, financial strength and claims-paying ratings, state insurance laws limiting the ability of our insurance subsidiaries to pay dividends and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves and experience differing from pricing expectations, amortization of deferred acquisition costs and financial models; (vii) our Investment Management and Research segment, including fluctuations in assets under management and the industry-wide shift from actively-managed investment services to passive services; (viii) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (ix) risks related to our common stock and (x) general risks, including strong industry competition, information systems failing or being compromised and protecting our intellectual property.
Forward-looking statements should be read in conjunction with the other cautionary statements, risks, uncertainties and other factors identified in Holdings’ filings with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Use of Non-GAAP Financial Measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, Non-GAAP Operating EPS, and Book Value per common share, excluding AOCI, each of which is a measure that is not determined in accordance with U.S. GAAP. Management principally uses these non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance and they allow management to allocate resources. Similarly, management believes that the use of these Non-GAAP financial measures, together with relevant U.S. GAAP measures, provide investors with a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, AV, and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.
Non-GAAP Operating Earnings
Non-GAAP Operating Earnings is an after-tax non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and are more sensitive to changes in market conditions than the variable annuity product liabilities as valued under U.S. GAAP. This is a large source of volatility in net income.
Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:
•Items related to variable annuity product features, which include: (i) certain changes in the fair value of the derivatives and other securities we use to hedge these features; (ii) the effect of benefit ratio unlock adjustments, including extraordinary economic conditions or events such as COVID-19; (iii) changes in the fair value of the embedded derivatives reflected within variable annuity products’ net derivative results and the impact of these items on DAC amortization on our SCS product; and (iv) DAC amortization for the SCS variable annuity product arising from near-term fluctuations in index segment returns;
•Investment (gains) losses, which includes credit loss impairments of securities/investments, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;
•Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;
•Other adjustments, which primarily include restructuring costs related to severance and separation, COVID-19 related impacts, net derivative gains (losses) on certain Non-GMxB derivatives, net investment income from certain items including consolidated VIE investments, seed capital mark-to-market adjustments, unrealized gain/losses associated with equity securities, certain legal accruals; and a bespoke deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market, which disposed of the risk of additional COI litigation by that entity related to those UL policies; and
•Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period.
Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use the prevailing corporate federal income tax rate of 21% while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings.
The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the three months and three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
(in millions)	2022	2021
Net income (loss) attributable to Holdings	$573	$(1,488)
Adjustments related to:
Variable annuity product features	(601)	2,267
Investment (gains) losses	326	(183)
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	19	34
Other adjustments (1) (2) (3)	220	524
Income tax expense (benefit) related to above adjustments	8	(555)
Non-recurring tax items	3	1
Non-GAAP Operating Earnings	$548	$600

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1.Includes Separation Costs of $21 million for the three months ended March 31, 2021. Separation costs were completed during 2021.
2.Includes certain legal accruals related to the cost of insurance litigation of $59 million and $180 million for the three months ended March 31, 2022 and 2021, respectively. Includes policyholder benefit costs of $75 million for the three months ended March 31, 2022 stemming from a deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market.
3.Includes Non-GMxB related derivative hedge losses of ($2) million and $244 million for the three months ended March 31, 2022 and 2021, respectively.

Non-GAAP Operating EPS
Non-GAAP Operating Earnings per common share is calculated by dividing Non-GAAP Operating Earnings less preferred dividends by diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the three months and three months ended March 31, 2022 and 2021.

	Three Months Ended March 31,
(per share amounts)	2022	2021
Net income (loss) attributable to Holdings (1)	$1.46	$(3.43)
Less: Preferred stock dividend	0.03	0.03
Net Income (loss) available to common shareholders	1.43	(3.46)
Adjustments related to:
Variable annuity product features	(1.53)	5.22
Investment (gains) losses	0.83	(0.42)
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.05	0.08
Other adjustments (2) (3) (4)	0.55	1.21
Income tax expense (benefit) related to above adjustments	0.02	(1.28)
Non-recurring tax items	0.01	—
Non-GAAP Operating Earnings	$1.36	$1.35

_______________
(1)For periods presented with a net loss, basic shares was used for the three months ended March 31, 2021.
(2)Includes separation costs of $0.05 for the three months ended March 31, 2021.
(3)Includes certain legal accruals related to the cost of insurance litigation of $59 million and $180 million for the three months ended March 31, 2022 and 2021, respectively. The impact per common share is $0.15 and $0.41, respectively. Includes policyholder benefit costs of $75 million for the three months ended March 31, 2022 stemming from a deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market. The impact per common share is $0.19. No adjustments were made to prior period non-GAAP operating EPS as the impact was immaterial.
(4)Includes Non-GMxB related derivative hedge losses of ($0.00), and $0.56 for the three months ended March 31, 2022 and 2021, respectively.

Book Value per common share, excluding AOCI
We use the term “book value” to refer to total equity attributable to Holdings’ common shareholders. Book Value per common share, excluding AOCI, is our total equity attributable to Holdings, excluding AOCI and preferred stock, divided by ending common shares outstanding.

	March 31, 2022	December 31, 2021
Book value per common share	$16.64	$25.45
Per share impact of AOCI	4.65	(5.12)
Book Value per common share, excluding AOCI	$21.29	$20.33

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Account Value (“AV”)
Account value generally equals the aggregate policy account value of our retirement products.

Assets Under Management (“AUM”)

AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment portfolio and (iii) the separate account assets of our Individual Retirement, Group Retirement and Protection Solutions businesses. Total AUM reflects exclusions between segments to avoid double counting.
Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended March 31,
	2022	2021
	(in millions)
REVENUES
Policy charges and fee income	$840	$949
Premiums	247	258
Net derivative gains (losses)	821	(2,546)
Net investment income (loss)	804	884
Investment gains (losses), net:
Credit losses on available-for-sale debt securities and loans	10	1
Other investment gains (losses), net	(336)	183
Total investment gains (losses), net	(326)	184
Investment management and service fees	1,355	1,257
Other income	203	167
Total revenues	3,944	1,153
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	1,060	939
Interest credited to policyholders’ account balances	315	291
Compensation and benefits	595	580
Commissions and distribution-related payments	422	382
Interest expense	47	74
Amortization of deferred policy acquisition costs	181	87
Other operating costs and expenses	537	608
Total benefits and other deductions	3,157	2,961
Income (loss) from continuing operations, before income taxes	787	(1,808)
Income tax (expense) benefit	(148)	408
Net income (loss)	639	(1,400)
Less: Net income (loss) attributable to the noncontrolling interest	66	88
Net income (loss) attributable to Holdings	573	(1,488)
Less: Preferred stock dividends	14	13
Net income (loss) available to Holdings’ common shareholders	$559	$(1,501)

Earnings Per Common Share

	Three Months Ended March 31,
	2022	2021
	(in millions)
Earnings per common share
Basic	$1.44	$(3.46)
Diluted	$1.43	$(3.46)
Weighted average shares
Weighted average common stock outstanding for basic earnings per common share	388.6	434.2
Weighted average common stock outstanding for diluted earnings per common share (1)	391.7	434.2

(1)Due to net loss for the three months ended March 31, 2021, approximately 4.3 million share awards were excluded from the diluted EPS calculation.

Results of Operations by Segment

	Three Months Ended March 31,
	2022	2021
	(in millions)
Operating earnings (loss) by segment:
Individual Retirement	$293	$363
Group Retirement	150	151
Investment Management and Research	136	121
Protection Solutions	35	41
Corporate and Other (1)	(66)	(76)
Non-GAAP Operating Earnings	$548	$600

(1)Includes interest expense and financing fees of $53 million and $58 million for the three months ended March 31, 2022 and 2021, respectively.

Select Balance Sheet Statistics

	March 31, 2022	December 31, 2021
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$104,489	$110,299
Separate Accounts assets	136,812	147,306
Total assets	277,658	292,262

LIABILITIES
Short-term and long-term debt	$4,044	$3,931
Future policy benefits and other policyholders' liabilities	35,165	36,717
Policyholders’ account balances	79,549	79,357
Total liabilities	267,789	278,699

EQUITY
Preferred stock	1,562	1,562
Accumulated other comprehensive income (loss)	(1,787)	2,004
Total equity attributable to Holdings	$7,954	$11,519
Total equity attributable to Holdings' common shareholders (ex. AOCI)	8,179	7,953

Assets Under Management (Unaudited)

	March 31, 2022	December 31, 2021
	(in billions)
Assets Under Management
AB AUM	$735.4	$778.6
Exclusion for General Account and other Affiliated Accounts	(75.1)	(79.7)
Exclusion for Separate Accounts	(45.3)	(48.8)
AB third party	$615.0	$650.1

Total company AUM
AB third party	$615.0	$650.1
General Account and other Affiliated Accounts (1) (3)	104.5	110.3
Separate Accounts (2) (3)	136.8	147.3
Total AUM	$856.3	$907.7

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(1) “General Account and Other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.
(2) “Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.
(3) As of June 30, 2021, September 30, 2021, December 31, 2021 and March 31, 2022, Separate Account and General Account AUM is inclusive of $16.9 billion, $63 million, $16.3 billion, $64 million, $16.6 billion, $61 million, $15.1 billion and $60 million, respectively, Account Value ceded to Venerable. For additional information on the Venerable transaction see Note 1 of the Notes to Consolidated Financial Statements within the 10-Q.